SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )

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RCN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE ANNUAL MEETING
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER INFORMATION
196 Van Buren Street
Herndon, Virginia 20170
703-434-8200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of RCN Corporation (“RCN” or the “Company”) will be held at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York, on June 3, 2008, at 10:00 a.m., local time. The meeting will be held for the following purposes:

1. To consider and vote upon the election of six directors to hold office until the 2009 Annual Meeting and/or until their respective successors have been duly elected and qualified;

2. To ratify the appointment of Friedman LLP as independent registered public accountants of RCN for the fiscal year ending December 31, 2008; and

3. To transact such other business as may be properly brought before the meeting.

A Proxy Statement, proxy, and copy of our Annual Report on Form 10-K for the year ended December 31, 2007 accompany this Notice of the Annual Meeting of Stockholders. The close of business on April 11, 2008 is the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. Only holders of RCN’s common stock on the record date may vote on the matters presented at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. WE MUST RECEIVE YOUR PROXY BY MAY 30, 2008. If you attend the meeting, you may personally vote your shares regardless of whether you have submitted a proxy.

Sincerely,

Benjamin R. Preston
Senior Vice President,
General Counsel and Secretary

Dated: April 25, 2008

RCN CORPORATION
196 Van Buren Street
Herndon, Virginia 20170

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 3, 2008

ABOUT THE ANNUAL MEETING

Who is Soliciting My Vote?

The Board of Directors of RCN Corporation (“RCN” or the “Company”) is soliciting your vote at the 2008 Annual Meeting of RCN’s stockholders (the “Annual Meeting”). This Proxy Statement and accompanying materials are being mailed to stockholders on or about April 25, 2008.

What Will I Be Voting On?

1. A proposal to elect six members to the RCN Board of Directors (see page 3); and

2. A proposal to ratify the appointment of Friedman LLP as independent registered public accountants of RCN for the fiscal year ending December 31, 2008 (see page 6).

How Many Votes Do I Have?

You will have one vote for every share of Common Stock you owned on April 11, 2008 (the record date).

How Many Votes Can Be Cast By All Stockholders?

37,381,139, the total number of shares of Common Stock outstanding on the record date.

What is the Difference Between a Shareholder of Record and a “Street Name” Holder?

If your shares of Common Stock are registered directly in your name, you are considered the stockholder of “record” with respect to those shares. If your shares of Common Stock are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares of Common Stock are said to be held in “street name.” Street name holders generally cannot vote their shares of Common Stock directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares of Common Stock using the method described below.

How Many Stockholders Must Be Present to Hold the Meeting?

Stockholders owning a majority of the votes that can be cast as of the record date, or 18,690,570 shares of Common Stock must be present, either in person or by proxy. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough shares of Common Stock will be present for us to hold the Annual Meeting.

Abstentions and broker “non-votes” will be counted as present for purposes of determining a quorum. In general, banks, brokers or other nominees are permitted to vote shares held by them on behalf of their “street name” customers on matters determined to be “routine” (such as the uncontested election of directors), even though the bank, broker or nominee has not received instructions from its customer. A broker “non-vote” occurs when a bank, broker or nominee has not received voting instructions from its customer and the bank, broker or nominee does not have discretion to vote shares of street name holders because the matter is not considered “routine”.

As of the date of this Proxy Statement, the proposals with respect to the election of the nominees for director and the appointment of our independent accountants for the fiscal year ending December 31, 2008 are “routine” matters. Therefore, a broker or other nominee may vote the shares of Common Stock of a street name holder in favor of such proposals if the broker or other nominee does not receive instructions from such street name holder.

What is Required to Approve Each Proposal?

1. For Proposal 1 — the Election of Directors — the six nominees receiving the highest number of affirmative votes will be elected to the RCN Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast.

2. For Proposal 2 — Ratification of the appointment of the independent registered public accountants — approval requires the affirmative vote of holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

How Do I Vote?

You can vote either in person at the Annual Meeting, by proxy without attending the Annual Meeting or as otherwise provided in this mailing.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you hold your shares of Common Stock in “street name,” you must direct your broker or other nominee to vote your shares of Common Stock in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares of Common Stock.

If you are a stockholder of record, you may vote your shares of Common Stock in person at the Annual Meeting by completing a ballot at the meeting. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How are votes counted?

On Proposal 1, you may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election as a director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2 — Ratification of the appointment of the independent registered public accountants.

If you submit your proxy but “ABSTAIN” or “WITHHOLD” authority to vote on one or more proposals, your shares of Common Stock may be counted as present at the Annual Meeting for the purpose of determining a quorum.

Because directors are elected by a plurality of votes cast at the Annual Meeting, if you “WITHHOLD” authority to vote with respect to any nominee for election as a director, this will have no effect on the election of the nominee. Because all other proposals properly presented at the Annual Meeting require the affirmative vote of a majority of all votes represented at the Annual Meeting, if you “ABSTAIN” from voting on such a proposal, your abstention will be counted as a vote “AGAINST” that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, the nominee generally has authority to vote your shares of Common Stock on “routine” matters as described above. Except for the proposal to elect directors and the proposal to ratify the appointment of our independent accountants, all other proposals properly presented at the Annual Meeting are deemed “nonroutine”, which means that the nominee cannot vote your shares of Common Stock on these matters if you do not timely provide instructions for voting your shares of Common Stock. Shares of Common Stock that constitute broker non-votes may be counted as present at the Annual Meeting for the purpose of determining a quorum, but with respect to all “non-routine” proposals, will not be counted as a vote represented at the Annual Meeting, and therefore, will have no effect on that proposal.

Can I Revoke My Proxy?

Yes. Just send a new proxy card with a later date or send a written notice of revocation to RCN’s Secretary at RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170. In addition, if you attend the Annual Meeting and want to vote in person, you can request at that time that your previously submitted proxy not be used. Attendance at the Annual Meeting will not by itself revoke a proxy.

What If I Don’t Vote For a Matter Listed On My Proxy Card?

If you return a proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card and “FOR” the ratification of the appointment of Friedman LLP as the Company’s independent registered public accountants for 2008.

What Happens if the Meeting is Postponed or Adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What Happens If More Than One Stockholder Lives in My Household?

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce RCN’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or the accompanying RCN Annual Report on Form 10-K for the year ended December 31, 2007 may request a copy by contacting the bank, broker or other holder of record, or RCN by telephone at: (703) 434-8430, by e-mail to: ir@rcn.com or by mail to: RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170, Attention: Investor Relations. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future RCN materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact RCN as indicated above.

Who Can I Contact if I Have Questions Concerning the Annual Meeting?

If you have any further questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (703) 434-8430 or contact us by e-mail at ir@rcn.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

DIRECTOR INFORMATION

At the Annual Meeting of RCN stockholders held on June 5, 2007, the following individuals were elected to serve as directors of RCN (the “Directors”): James F. Mooney, Chairman, Peter D. Aquino, RCN’s President and Chief Executive Officer, Benjamin C. Duster IV, Theodore H. Schell, Michael E. Katzenstein, Lee S. Hillman and Daniel Tseung. On December 27, 2007, RCN announced that Mr. Mooney had completed his service under the terms of his employment contract, and had decided to retire from RCN’s Board of Directors, effective immediately. Mr. Katzenstein was appointed Non-Executive Chairman of the Board of Directors, to serve through the 2008 Annual Meeting. On March 10, 2008, in accordance with RCN’s Bylaws, the Board of Directors approved a reduction in the number of seats on RCN’s Board of Directors from seven to six members. The Company has commenced a search for possible nominees to the Board of Directors, and anticipates that up to two new members of the Board may be identified and appointed in 2008, bringing the total number of directors to eight (8).

All of the terms of the remaining six Directors will expire at the upcoming Annual Meeting. All six of the Directors have been nominated by RCN’s Nominating/ Corporate Governance Committee for election at the upcoming Annual Meeting and, if elected, will serve for a term of one year expiring at the Annual Meeting of Stockholders to be held in 2009, and/or until their respective successors have been duly elected and qualified. Pursuant to an agreement entered into in connection with the filing for RCN’s emergence from bankruptcy, D.E. Shaw Laminar Lending 2, Inc., together with any affiliates thereof (“D.E. Shaw”), has a right to designate a Director for election to the Board of Directors. Mr. Tseung is currently serving as D.E. Shaw’s designee. There are no family relationships among any of the directors or executive officers of RCN.

Information concerning the Directors is set forth below.

			Director
Name of Director	Age		Since

Peter D. Aquino	47	Mr. Aquino has served as RCN’s President and Chief Executive Officer since December 2004. Prior to joining RCN, Mr. Aquino served as a Senior Managing Director of Communication & Technology Advisors LLC (“CTA”), a telecom restructuring firm, from 2001 to August 2004. In August 2004, Mr. Aquino, through a company he formed at the time, was retained by RCN to perform consulting services relating to RCN’s market and network operations, customer care and execution of sales and marketing strategies. From January 1995 to 2001, Mr. Aquino served as Chief Operating Officer for Veninfotel, LLC, during which time he helped design, build, and operate a “triple play” integrated broadband company in Venezuela. Prior to 1995, Mr. Aquino spent 13 years with Bell Atlantic Corporation (now Verizon Communications Inc.) in various positions, including finance, regulatory, and corporate development. Mr. Aquino earned his M.B.A. at George Washington University in Washington, D.C.	2004

Benjamin C. Duster, IV	47	Mr. Duster owns and manages B. Duster & Company, LLC, a strategic and financial consulting firm located in Atlanta, Georgia. He is also a senior advisor at Watermark Advisors LLC, a broker-dealer headquartered in Greenville, South Carolina specializing in providing Mergers & Acquisitions, private capital financing, valuation, and financial and strategic modeling solutions to middle market, privately-owned businesses. From October 2001 through May 2005, Mr. Duster was a partner at Masson & Company, LLC, an interim and crisis management and financial restructuring firm and has extensive experience in turnaround management and restructuring. From 1997 to 2001, Mr. Duster was a Managing Director at Wachovia Securities where he headed the Mergers & Acquisitions advisory business focusing on middle market companies. From 1980 to 1997, Mr. Duster was at Salomon Brothers Inc. where his positions included associate in Salomon’s proprietary Venture Capital Group and later, a Vice President in the Mergers & Acquisitions Group specializing in bankruptcy reorganizations, financial restructurings and acquisitions of distressed companies. Mr. Duster is a graduate of Yale College, Harvard Business School and Harvard Law School. He served as Chairman of the Board of Algoma Steel, Inc. from February 2002 through June 2007, and currently serves as a director of Catalyst, Inc. and River Cities Capital Fund as an Advisory Board member.	2004

			Director
Name of Director	Age		Since

Lee S. Hillman	52	Since February 2006, Mr. Hillman has served as Executive Chairman and Chief Executive Officer of Power Plate International, a global business manufacturing and distributing high-tech, Power Plate branded health and exercise equipment. From 2005 to February 2006, he was President of Power Plate North America, the exclusive, independent distributor of Power Plate International in the United States. Since 2003, Mr. Hillman also has served as President of Liberation Investment Advisory Group and Liberation Management Services, both private management consulting firms. He has extensive experience in service industry crisis and turnaround management and financial restructuring. From 1991 to 1996, Mr. Hillman was Executive Vice President and Chief Financial Officer of Bally Entertainment Corporation, a publicly-traded diversified operator of hotels, casino resorts and other leisure properties, and from 1996 to 2002 he served as Chief Executive Officer, President and a director (and from 2000 to 2002 Chairman of the Board), of Bally Total Fitness Holding Corporation, a publicly-traded operator of health and fitness clubs. Mr. Hillman is a graduate of the Wharton School of Finance of the University of Pennsylvania and the Graduate School of Business of the University of Chicago. Mr. Hillman serves as a director of Lawson Products Inc. and a trustee of Adelphia Recovery Trust.	2004

Michael E. Katzenstein (Chairman)	47	Mr. Katzenstein has served as Chairman of RCN since December 2007, and is a Founding Partner of CXO, L.L.C., a turnaround management and advisory firm with national and international experience and practice concentrations which include telecommunications, technology and media, since 2001. Mr. Katzenstein also currently serves as Executive Vice President of Pacific Crossing Limited (“PCL”) and PC Landing Corp. as a function of a CXO engagement. Mr. Katzenstein also serves on the Board of Pacific Crossing U.K. Ltd., a U.K. subsidiary of PCL and PC-1 Japan, K.K., a Japanese subsidiary of PCL. The PCL family of companies conducts transpacific telecommunication services. During the last 5 years, Mr. Katzenstein has held leadership positions at numerous other CXO clients. Mr. Katzenstein began his career as a corporate attorney at a predecessor firm to Cooley Godward Kronish, LLP in New York City and was elected to partnership in 1993. In 1995 Mr. Katzenstein left private practice and became Vice President, Secretary and General Counsel of OpTel, Inc., a provider of integrated cable television, local and long distance telephone, and high-speed Internet services to the U.S. residential marketplace. He became President and CEO of OpTel in 1999 and led the company through a Chapter 11 restructuring that was completed in 2001. Mr. Katzenstein is a graduate of the State University of New York at Binghamton and Boston University School of Law.	2004

			Director
Name of Director	Age		Since

Theodore H. Schell	64	Mr. Schell is currently a Managing Director at Associated Partners LLP, prior to which he was a General Partner at Apax Partners where he oversaw U.S. investments in telecommunications and related technology companies. Mr. Schell served for 11 years as Senior Vice President of Strategy and Corporate Development and as a member of the Management Committee at Sprint Corporation. Before joining Sprint, Mr. Schell was the founder, President and CEO of Realcom Communications Corporation, an integrated provider of voice and data services to corporate clients. Mr. Schell is a graduate of Johns Hopkins University and the Johns Hopkins School of Advanced International Studies. He serves as a director of Comverse Technologies Inc. and as a senior advisor to national and international cable television and telecommunications companies.	2004

Daniel Tseung	36	Mr. Tseung is a Managing Director at Sun Hung Kai Properties Direct Investments Ltd., the private equity division of one of Asia’s largest conglomerates, as well as Director of Investments for SUNeVision Holdings Limited, an Asian Internet infrastructure and services provider. He was previously a director in the Technology & Communications Group of GE Equity, the private equity arm of GE Capital. He also currently serves as a director of Owens Corning and Chinacast Education Corporation. Mr. Tseung holds a Bachelor’s degree from Princeton University and a Master’s Degree from Harvard University.	2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE
“FOR” THE ELECTION OF EACH OF THE SIX NOMINEES

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Friedman LLP to serve as RCN’s independent registered public accountants for the fiscal year ending December 31, 2008. RCN is asking you to ratify this appointment, although your ratification is not required. Representatives of Friedman LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS
VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF FRIEDMAN LLP
TO SERVE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF RCN FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2008.

CORPORATE GOVERNANCE

The Board of Directors is committed to corporate governance practices that ensure that the Company operates with the highest professional, ethical, and legal standards.

Corporate Governance Guidelines

RCN’s Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications of RCN’s directors and nominees, and corporate governance policies applicable to the Company’s day to day business operations. The corporate governance guidelines are posted under “Governance” section of our website under “Company” at www.rcn.com. The charters for each of the Committees can also be found in the “Governance” section of the Company’s website.

Code of Business Conduct

RCN adopted a revised Code of Business Conduct on April 7, 2005 that applies to all directors, officers and employees of RCN. This Code can be found through RCN’s website at www.rcn.com (under “Company” and then “Governance”). If RCN makes any substantive amendments to this Code or grants to any of its executive officers or members of its Board of Directors any waiver, including any implicit waiver, from any of the provisions of this Code, RCN will disclose the nature of such amendment or waiver on its website or in a report on Form 8-K.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with RCN’s directors may address their correspondence to the Board, to a particular director, to the non-employee directors or to any other group of directors or committee of the Board, in care of Benjamin R. Preston, General Counsel & Secretary, RCN Corporation, 196 Van Buren Street, Herndon, VA 20170. All such communications are reviewed promptly and, as appropriate, forwarded to either the Board, the relevant Committee(s) of the Board or individual Board or Committee member(s) based on the subject matter of the communication.

Director Independence

RCN’s Board of Directors has affirmatively determined, after considering all of the relevant facts and circumstances, that all of the Directors, other than Peter D. Aquino, are independent from management under the standards set forth in RCN’s Corporate Governance Guidelines and that each is an “independent director” as defined by the listing requirements of The Nasdaq Global Select Market (“Nasdaq”). As a result, RCN has a majority of independent directors on our Board of Directors as required by the listing requirements of Nasdaq.

Director Attendance

All Directors attended at least 75% of the Board of Directors meetings and meetings held by Committees of which they were members. In 2007, the Board of Directors met 23 times, the Audit Committee met five times, the Nominating/Corporate Governance Committee met two times and the Compensation Committee met four times. The Executive Committee did not meet during 2007. In addition, the Board of Directors believes it is important for its members to attend the annual meetings of stockholders of the Company and therefore the directors are encouraged to attend all annual meetings. All members of the Board attended the Company’s 2007 Annual Meeting.

Directors’ Compensation

See the Directors’ Compensation on page 26 for a discussion of directors’ compensation.

Committees

Committee Composition

RCN has established Audit, Compensation, Nominating/Corporate Governance, and Executive Committees. Set forth below is information on the composition of each committee.

Nominating/
	Audit	Compensation	Corporate
	Committee	Committee	Governance	Executive

Peter D. Aquino				X
Benjamin C. Duster, IV	X (Ch.)
Lee S. Hillman			X (Ch.)	X
Michael E. Katzenstein	X	X	X	X
Theodore H. Schell	X	X (Ch.)
Daniel Tseung		X	X	X

Executive Committee

The Executive Committee, pursuant to the Executive Committee Charter, assists the Board of Directors in the oversight of RCN, including reviewing, evaluating and making recommendations or taking action on behalf of the Board regarding any such matters the Board delegates to the Executive Committee. The Executive Committee consists of the following four Directors: Mr. Aquino, Mr. Hillman, Mr. Katzenstein and Mr. Tseung.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee, pursuant to the Nominating/Corporate Governance Committee Charter, has responsibility for developing, reviewing and recommending to the Board of Directors, as part of the Corporate Governance Guidelines, the criteria for the selection of new members of the Board and its Committees. This includes criteria relating to conflicts of interest applicable to the members of the Board of Directors, expertise required for members of the Board of Directors and outside demands on members of the Board of Directors, including other directorships. The Nominating/Corporate Governance Committee evaluates for the Board the Committee structure and effectiveness and frequency and productiveness of Board and Committee meetings. The Nominating/Corporate Governance Committee also evaluates and makes recommendations to the Board regarding the adequacy of corporate governance policies.

The Nominating/Corporate Governance Committee Charter requires the Committee to employ a process to identify and evaluate individuals qualified to become members of the Board of Directors, including individuals proposed for consideration by RCN’s stockholders and existing members of the Board of Directors. The Nominating/Corporate Governance Committee has developed an identification and evaluation process and intends for stockholder nominees to be viewed in substantially the same manner as other nominees. To recommend a prospective nominee for the Nomination/Governance Committee’s consideration, stockholders should submit the candidate’s name, qualifications and other information as required by the Company’s Bylaws to RCN’s Secretary in writing at the following address: 196 Van Buren Street, Herndon, VA 20170. The Nominating/Corporate Governance Committee consists of the following three Directors, each of whom is independent, as defined under the listing standards of Nasdaq: Mr. Hillman — Chairman, Mr. Katzenstein and Mr. Tseung.

Compensation Committee

The Compensation Committee, pursuant to the Compensation Committee Charter, discharges the Board of Directors’ responsibilities on matters relating to the compensation of the Executive Chairman, the Chief Executive Officer and other senior executives. The Compensation Committee also has the responsibility to make recommendations to the Board of Directors on matters related to Director compensation, and to review plans concerning the orderly succession of senior officers and key management personnel. The Compensation Committee also administers the 2005 Stock Plan and Senior Executive Annual Bonus Plan. The Compensation

Committee consists of the following three Directors, each of whom is independent, as defined under the listing standards of Nasdaq: Mr. Schell — Chairman, Mr. Katzenstein and Mr. Tseung.

Audit Committee

The Audit Committee, pursuant to the Audit Committee Charter, has responsibility for overseeing and evaluating (1) the integrity of RCN’s financial statements, (2) RCN’s compliance with legal and regulatory requirements, (3) the qualifications and independence of RCN’s independent accountants and (4) the performance of RCN’s internal audit function and independent accountants. In addition, the Audit Committee prepares an Audit Committee Report as required by the SEC, which is included herein. The Audit Committee consists of the following three Directors, each of whom is independent, as defined by applicable SEC rules and the listing standards of Nasdaq: Mr. Duster — Chairman, Mr. Katzenstein and Mr. Schell.

The Board of Directors has determined that Mr. Duster is an “audit committee financial expert,” as defined under applicable rules of the SEC.

Related Party Transaction Policy and Certain Transactions

The Board of Directors has adopted Related Party Transaction Policies and Procedures (the “Related Party Transaction Policy”). Pursuant to the Related Party Transaction Policy, the Nominating/Corporate Governance Committee will review all transactions in which any of RCN’s directors, director nominees, significant shareholders and executive officers and their immediate families are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel, Compliance Officer and/or the Nominating/Corporate Governance Committee of any proposed transaction involving RCN in which such person has a direct or indirect material interest. Such transaction is then reviewed by the Nominating/Corporate Governance Committee, which determines whether or not to approve the transaction based on the following criteria:

•	the nature of the related person’s interest in the relationship or transaction;

•	the material terms of the transaction, including the amount and type of payments or other consideration received by participants in the transaction;

•	the importance of the relationship or transaction to the related person;

•	the importance of the relationship or transaction to the Company;

•	whether the transaction would impair judgment of a director or executive officer to act in the Company’s best interests.

After such review, the Nominating/Corporate Governance Committee approves the transaction only if it determines that the transaction is in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee reports the results of its review to the full Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the table below is information as of April 11, 2008 with respect to the number of shares of Common Stock beneficially owned by: (1) each person or entity known by RCN to own more than 5% of the Common Stock; (2) each Director of RCN and director nominee; (3) each of the Named Executive Officers; and (4) all Directors and Executive Officers as a group. Unless otherwise indicated below, the address for the individuals listed is c/o RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170. To RCN’s knowledge, unless otherwise indicated, each person or entity has voting and investment power with respect to the shares set forth opposite the person’s or entity’s name.

	Number of Shares
	Beneficially		Percent of
Name of Beneficial Owner	Owned(1)		Shares(2)

JGD Management Corp.	7,670,636	(3)	20.4%
Plainfield Asset Management LLC	4,503,813	(4)	10.7%
D.E. Shaw & Co. L.P.	3,097,656	(5)	8.1%
New South Capital Management	1,932,071	(6)	5.1%
Peter D. Aquino	727,948		1.9%
Benjamin C. Duster, IV	43,666		*
Lee S. Hillman	40,632		*
Michael E. Katzenstein (Chairman)	39,732	(7)	*
Theodore H. Schell	35,797		*
Daniel Tseung	36,132		*
Felipe Alvarez	53,623		*
John Baker	49,388		*
John D. Filipowicz	156,193		*
Benjamin R. Preston	103,231		*
PK Ramani	155,856		*
Richard Ramlall	147,155		*
Leslie J. Sears	34,191		*
Michael T. Sicoli	291,621		*
Directors and executive officers as a group (14 persons)	1,923,975		5.0%

*	Less than 1%.

(1)	Represents shares of Common Stock held and/or options held by such individuals that were exercisable at the date specified above or within 60 days thereafter. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of Common Stock.

(2)	Except as otherwise indicated, for each person and group reflected on this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of shares outstanding as of April 11, 2008 (37,381,139) plus the number of shares of Common Stock that were not outstanding but which such person or group had the right to acquire within 60 days after April 11, 2008.

(3)	Based on information provided in the Schedule 13G/A filed by the reporting persons on April 10, 2008. As of March 31, 2008, 867,701 shares of Common Stock were directly owned by York Capital Management, L.P. (“York Capital”); 2,539,994 shares of Common Stock were directly owned by York Investment Limited (“York Investment”); 859,790 shares of Common Stock were directly owned by York Select, L.P. (“York Select”); 1,351,095 shares of Common Stock were directly owned by York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); 1,035,325 shares of Common Stock were directly owned by York Select Unit Trust (“York Select Trust”); 567,934 shares of Common Stock were directly owned by

York Global Value Partners, L.P. (“York Global Value”); 16,948 shares of Common Stock were directly York Long Enhanced Fund, L.P. (“York Long Enhanced Value”); and 433,849 shares of Common Stock were directly owned by certain other accounts managed by or through JGD Management Corp. The general partners and/or managers of York Capital, York Investment, York Select, York Credit Opportunities, York Select Trust, York Global Value, and York Long Enhanced have delegated certain management and administrative duties of such funds to JGD Management Corp. The mailing address for these stockholders is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, N.Y. 10153.

(4)	Based on information provided in the Schedule 13G filed by the reporting persons on February 12, 2008. As of December 31, 2007, the shares beneficially owned by Plainfield Asset Management LLC (“PAMLLC”) were attributable to 4,503,813 shares of Common Stock that Plainfield Special Situations Master Fund Limited (“Master Fund”) has the right to acquire upon the exercise of warrants. PAMLLC is the manager of Master Fund, and Max Holmes is the chief investment office of PAMLLC and, therefore, PAMLLC and Max Homes may be deemed to be the beneficial owners of such shares. PAMLLC and Max Homes disclaim any beneficial ownership of such shares. The address of each of the reporting persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(5)	Based on information provided on Schedule 13 G/A filed by the reporting person on February 28, 2008. The shares beneficially owned by D.E. Shaw & Co. L.P. (“DESCO LP”) and related entities is as follows: DESCO LP, as investment adviser to D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”), beneficially owns (i) 1,575 shares in the name of D.E. Synoptic Portfolios 2, L.L.C., and (ii) 50,892 shares in the name of D.E. Shaw Valence Portfolios, L.L.C., and (iii) 2,304,857 shares in the name of D.E. Shaw Laminar Portfolios, L.L.C., and (iv) 740,332 shares that D.E. Shaw Laminar Portfolios L.L.C. has the right to acquire upon the exercise of warrants. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of DESCO LP, which in turn is the managing member and investment adviser of D. E. Shaw Valence Portfolios, L.L.C. and the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Synoptic Portfolios 2, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Synoptic Portfolios 2, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of all of the 3,097,656 shares attributable to DESCO LP and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of all of such 3,097,656 shares. The reporting persons disclaim beneficial ownership of their respective amount of such shares. The mailing address for D.E. Shaw & Co., L.P. is 120 W. 45th Street, Tower 45, 39th Floor, New York, NY 10036.

(6)	Based on the Schedule 13G filed by the reporting person on February 14, 2008. Of the shares beneficially owned by NewSouth Capital Management, Inc. (“NewSouth”), (a) 13,245 shares are held in accounts placed in the management control of NewSouth through a Morgan Keegan Preferred Program, the holders of which continue to retain SEC reporting responsibility with respect to such shares, and (b) 28,835 shares are managed by NewSouth through a Thomas Weisel Partners LLC Asset Management Consulting Program, the holders of which continue to retain SEC reporting responsibility with respect to such shares.

(7)	All unrestricted shares of Common Stock beneficially owned by Mr. Katzenstein are owned of record by CXO, L.L.C., the turnaround management and advisory firm in which he is a partner.

EXECUTIVE OFFICERS

Peter D. Aquino, 47, serves as President and Chief Executive Officer. See Proposal 1 — Election of Directors for Mr. Aquino’s biographical information.

Michael T. Sicoli, 37, serves as Executive Vice President and Chief Financial Officer. Prior to joining RCN in May 2005, Mr. Sicoli spent over seven years at Nextel, where he held a number of positions of increasing authority within the company’s finance organization, including his most recent position of Vice President & Assistant Treasurer, which he held since 2002. Prior to joining Nextel, he worked for both

Deloitte Consulting and Accenture in Washington, D.C. Mr. Sicoli holds an M.B.A. from The University of Virginia, Darden Graduate School of Business Administration, and a B.A. in Economics from The College of William and Mary.

Felipe Alvarez, 47, serves as Senior Vice President and President of RCN Metro Optical Networks where he is responsible for the overall financial performance of RCN’s telecommunications business unit. From 1999 until joining RCN in 2006, he was Chief Operating Officer of Con Edison Communications Inc. Prior to joining Con Ed Communications in 1999, Felipe was responsible for marketing and sales for an IP-based solutions start-up company funded by NYNEX/Bell Atlantic. Mr. Alvarez holds a Bachelor of Engineering degree from the City College of New York as well as an M.B.A. from New York University.

John W. Baker, II, 52, serves as Senior Vice President of Marketing and President of Business Services. He joined RCN in December 2005 as Vice President of Marketing and in November 2006 assumed responsibility to develop and lead the RCN business unit focused on the small-to-medium business market. Prior to joining RCN, Mr. Baker was with Verizon Communications for several years and served in a variety of capacities including business and residential services marketing, product management, and new business development. Most recently, he served as Executive Director for local marketing. He holds a B.S. in Engineering from Cornell University and an M.B.A. from Fairleigh Dickinson University and is a licensed professional engineer.

John D. Filipowicz, 49, serves as President, Residential Markets and has served in various capacities at RCN and its predecessor companies since 1988. Prior to serving in his current role, Mr. Filipowicz was Senior Vice President, Operations from March 2004 to January 2007 and served as Senior Vice President and General Manager of our Philadelphia market from February 2003 to March 2004. From June 2001 to February 2003, Mr. Filipowicz was Senior Vice President and Chief Administrative Officer. In addition, Mr. Filipowicz has held several other positions at RCN, including Senior Vice President of Human Resources. Mr. Filipowicz holds a J.D. from Thomas M. Cooley Law School and a B.A. in government from St. Lawrence University.

Benjamin R. Preston, 36, has served as our Senior Vice President, General Counsel, and Secretary since April 2006. From January 2004 through April 2006, Mr. Preston was Principal Counsel, Corporate Development & Finance of XO Communications, Inc., a competitive telecommunications carrier. Prior to joining XO, Mr. Preston practiced corporate and securities law at Sidley Austin LLP. Mr. Preston holds a J.D. from Georgetown University Law Center, an M.B.A. from Georgetown University, McDonough Graduate School of Business, and a B.A. from the University of Massachusetts-Amherst.

PK Ramani, 50, serves as Senior Vice President and Chief Services Officer and has served in various capacities at RCN since 1999. Prior to serving in his current role, Mr. Ramani was Senior Vice President and General Manager of our New York Market from October 2003 to March 2007 and Senior Vice President, Operations Support, with responsibility for managing RCN’s Customer Care and Information Technology groups from June 2001 to October 2003. From May 1999 through June 2001, Mr. Ramani was Senior Vice President of Customer Care. Mr. Ramani holds an M.B.A. from the New York Institute of Technology.

Richard Ramlall, 50, serves as Senior Vice President, Programming, Strategic and External Affairs. Prior to joining RCN in March 2005, Mr. Ramlall served as Senior Managing Director and Executive Vice President of Spencer Trask Media and Communications Group, LLC (a division of New York based venture capital firm Spencer Trask & Company) based in Reston, Virginia, from June 1999 to March 2005. From March 1997 to June 1999, Mr. Ramlall served as Vice President and Managing Director for Strategy, Marketing and International Government Affairs for Bechtel Telecommunications. Prior to that, Mr. Ramlall was Executive Director for International Business Affairs for Bell Atlantic International and spent over 18 years at Bell Atlantic. In 1990, Mr. Ramlall was selected to serve a one year appointment under the Presidential Exchange Executive Program of the White House. Mr. Ramlall holds a B.S. in Business Administration and an M.G.A. (Technology Management) from the University of Maryland.

Leslie Sears, 42, serves as our Senior Vice President and Controller and has served in that role since May 2006. Prior to joining RCN, Ms. Sears spent over seven years at Gannett, where she held a number of positions of increasing authority within the company’s finance organization, including her most recent position of Assistant Controller. Prior to joining Gannett, Ms. Sears was a Senior Audit Manager with PriceWaterhouseCoopers, LLP where she worked from August 1989 to June 1998. Ms. Sears received her B.S. degree in Accounting from the University of Virginia and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The Company’s President and Chief Executive Officer is Peter D. Aquino, and its Executive Vice President and Chief Financial Officer is Michael T. Sicoli. Mr. Aquino and Mr. Sicoli, together with Mr. John D. Filipowicz, its President — Residential Markets, PK Ramani, its Senior Vice President, Care and Benjamin R. Preston, its Senior Vice President, General Counsel, and Secretary, are our “Named Executive Officers.” In addition, we also include among our Named Executive Officers James F. Mooney, our former Executive Chairman, who retired from the Company in December 2007.

Background

On December 21, 2004, RCN and nine of its subsidiaries emerged from Chapter 11 bankruptcy pursuant to a plan of reorganization approved by the United States Bankruptcy Court for the Southern District of New York. As part of this plan of reorganization, many of the senior executives of RCN prior to the bankruptcy, including the former Chief Executive Officer, ceased to serve in such roles, and an entirely new Board of Directors was appointed. The new Board, upon confirmation of their appointment, retained a compensation consultant to determine whether or not any modifications to the contracts with Mr. Mooney, as the Company’s then-Executive Chairman, and Mr. Aquino, as the Company’s President and Chief Executive Officer were appropriate in light of the Company’s financial and competitive risk position. Each of the employment agreements that reflected the determinations of the Board were entered into effective as of December 21, 2004, and expired on December 21, 2007. The Company entered into a new employment agreement with Mr. Aquino to continue as the Company’s President and Chief Executive Officer effective as of December 21, 2007, which employment agreement provides for an employment term ending on December 21, 2010. Having completed his service under his expired employment agreement, Mr. Mooney decided to resign his executive and director positions with the Company on December 21, 2007 to pursue other opportunities.

Compensation Philosophy

The Board of Directors seeks to attract and retain senior executives who possess the leadership and managerial skills to develop corporate strategy and to execute that strategy successfully under the oversight of the Board of Directors. The Compensation Committee therefore designs compensation programs that offer total compensation opportunities substantial enough to attract and retain talented executives, but which are closely tied to the Company achieving performance milestones identified by the Board of Directors. The Company has established pay-for-performance compensation programs for all levels within RCN, including the Named Executive Officers. For our named executive officers who perform their jobs at a corporate level, we design the incentive compensation to reward Company-wide performance. The design of the incentive compensation program for these executive officers differs with those officers and employees whose responsibilities are specific to our geographic markets, for whom we design incentive compensation to reward achievement of a combination of both Company-wide objectives and geographic market achievement. For 2007, all of the Named Executive Officers other than Mr. Filipowicz were awarded incentive compensation based on Company-wide objectives. During 2007, Mr. Filipowicz functioned as both the President of Residential Markets, as well as the general manager of the Pennsylvania market and was therefore awarded incentive compensation based on a combination of both Company-wide objectives and the performance of our Pennsylvania market. The Compensation Committee annually reevaluates the Company’s strategic objectives and the performance of the executive team, and if necessary, makes compensation adjustments that it believes necessary to keep management incentives aligned with Company objectives, while assuring the retention of key employees.

In 2007, we offered a total compensation opportunity to senior executives that we believed was competitive on the whole with that offered by our peer group companies, taking into account the Company’s financial and competitive position. The key element of our total compensation opportunity for Named Executive Officers in 2007 related to the grants of equity compensation made by the Company in 2005 (other than with respect to Mr. Preston, to whom equity compensation was granted in 2006 when he commenced his service at RCN). Because our senior executive team began implementing initiatives in 2005 that we expected to require greater than one year to demonstrate results, we designed our compensation programs, primarily through our 2005 grants of equity compensation, to provide a majority of the total compensation opportunity to executives for the achievement of objectives over the medium- to long-term, rather than through achievement of short term objectives. Our 2005 grants of equity compensation were intended to provide, together with cash compensation, a competitive compensation opportunity for our executives premised on the Company’s performance in 2005, 2006, and 2007. The final vesting of these grants of equity compensation is anticipated to occur in May 2008. To maintain the competitiveness of our overall compensation program, in 2007, we supplemented our 2005 grant with a grant to three of our Named of Executive Officers of an aggregate of 75,000 shares of restricted stock, 50% of the vesting of which is based on Company performance.

Our compensation programs consist of the following components:

•	base salary;

•	short-term bonus; and

•	equity compensation.

Our compensation programs provide less total compensation opportunity based on short-term, cash compensation (base salaries and annual cash bonuses), as we seek to pay short-term compensation at or below the average short-term compensation paid to executives at comparable companies. Our compensation programs emphasize long-term, non-cash compensation, and we seek to offer long-term compensation having a potential realizable value at or above the average fair value of equity compensation paid to executives at comparable companies. In connection with our negotiation of Mr. Aquino’s new employment agreement in December 2007 and our consideration of compensation for our Named Executive Officers for 2008, we increased our emphasis on performance-based compensation as a percentage of executives’ total compensation opportunity by (a) increasing the short-term bonus payable to executives for achievement of short-term incentive plan objectives, and (b) granting solely performance-based grants of restricted stock units to the senior executives, as opposed to our previous practice of making grants of restricted stock to such senior executives 50% of which vested based solely on the passage of time.

The Compensation Committee retained Frederic W. Cook & Co., Inc., or Cook, as independent executive compensation consultants in 2006 and 2007 to provide benchmarking data and analysis to assist with designing and implementing compensation programs that are consistent with this philosophy for 2007 and 2008. For our 2007 compensation program design, we benchmarked ourselves against the following companies: Alaska Communications, Broadwing Corp, Cincinnati Bell, Citizens Communications, Earthlink, FairPoint Communications, General Communications, Knology, Time Warner Telecom, US LEC, Vonage and XO Holdings. For 2008, we added Cbeyond, Eschelon Telecom, NTELOS Holdings, and PAETEC to our benchmarking peer group of companies.

The Company annually reviews the compensation payable to each Named Executive Officer and senior executive for the coming year. In the case of Mr. Aquino, this review occurred prior to the Company negotiating the terms of a new employment agreement with Mr. Aquino that was entered into on December 21, 2007. When the Company evaluates compensation for any senior executive, it considers the following factors:

•	overall performance and effectiveness;

•	increases or decreases in functional responsibilities from prior years;

•	remaining unvested equity compensation;

•	value of vested options;

•	the availability of qualified successors to the executive; and

•	developments in compensation practices at comparable companies, as well as at other companies that that pose a recruitment threat to us for our key employees.

In general, the Chief Executive Officer makes compensation recommendations to the Compensation Committee and the Board of Directors for the compensation offered to the other Named Executive Officers. The Compensation Committee, in consultation with independent executive compensation consultants retained by the Committee, adopts compensation levels for the coming year with any modifications to management’s recommendations that the Committee deems appropriate. The independent members of our Board of Directors determine the compensation of our Chief Executive Officer.

Components of Executive Compensation

Salary.  Base salary is one component of the Company’s overall compensation program, with our objective to set base salary at rate that is at or below the average base salary paid to executives at our peer group companies. We annually review and adjust the base salary of our Named Executive Officers to be commensurate with such executives’ rank and responsibilities (and consistent with our overall compensation philosophy). In 2007, the Compensation Committee approved base salaries for all of the Named Executive Officers other than Mr. Aquino of between $225,000 and $275,000. We believe that such compensation levels are consistent with our philosophy to pay base salary at or below the average base salary paid at our peer group companies. For 2008, as RCN’s management intends to focus on expanding RCN’s operating margins, improving its residential customers’ experience, and further penetrating small business and enterprise markets, we evaluated executive compensation with the assistance of Cook and adopted an approach for setting executives’ base salary and other forms of compensation reflecting the individual executive’s responsibilities and role with the Company. The approach included an evaluation of the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the importance of the individual to the strategic plan of the Company, the ability to replace the individual, and the availability of well-qualified candidates to replace that individual. As a result of this approach, our Named Executive Officers other than Mr. Aquino will earn an annual base salary in 2008 ranging from $235,000 to $325,000.

Annual Bonus.  Annual, short-term cash bonuses are intended to reward the Named Executive Officers (and the other senior executives of the Company) for performance during the year, and are paid upon the achievement by the Company of objectives determined by the Board of Directors at the beginning of the year. We believe that annual bonus we paid in 2007 to the Named Executive Officers is consistent with our philosophy to pay annual bonuses in amounts at or below the average annual bonuses paid at comparable companies

For 2007, the Company adopted the 2007 Short Term Incentive Plan, or the 2007 Bonus Plan, which resulted in the payment of bonuses to the Named Executive Officers in the aggregate amount of $562,483. The 2007 Bonus Plan included Company-wide performance metrics with the aggregate bonus opportunity weighted as follows:

Percentage of
Performance Metric	Annual Bonus

Revenue	33%
EBITDA	33%
Free Cash Flow	33%

We selected these performance metrics because each metric corresponded to a key 2007 business objective of the Company and, in combination, performance against these objectives generally drives shareholder value. “Revenue” represents overall growth in the business, “EBITDA” represents improved operating margins and ability to deliver services cost-effectively, and “Free Cash Flow” is viewed by management and the overall markets as a key metric of financial health. While we believed that the specific goals of each metric were achievable at the time established, the Company was required to exceed the prior year’s financial performance and meet the strategic operating objectives set by the Board of Directors in order to receive any payment under the 2007 Bonus Plan. In addition, we conditioned half of the annual bonus target for market-level management employees on the revenue and EBITDA of their specific geographic market. If the Company or the applicable market exceeded the performance metrics, the 2007 Bonus Plan provided for the payment of greater than 100% of the prescribed bonus amount, up to but not exceeding 150% of the prescribed bonus amount. In 2008, we paid approximately 91% of the corporate bonus target for the 2007 fiscal year based on (i) 2007 reported revenue of $636 million, (ii) 2007 EBITDA of $156 million, and (iii) 2007 free cash flow use of $8 million.

In January 2008, the Compensation Committee approved the financial objectives for the 2008 Short Term Bonus Plan for fiscal year 2008. As in 2007, the bonus opportunities for each of our Named Executive Officers is based on the achievement by the Company of financial goals established by the Board of Directors, subject to future adjustment based on individual performance. However, in an effort to augment the overall percentage of our Named Executive Officers’ total compensation opportunity that is based on performance, we increased the percentage bonus payable to our Named Executive Officers by 5% to 20%, based on the executive’s responsibility for corporate or individual market financial performance. As in 2007, each of the performance measures with respect to which 2008 bonuses will be paid are equally weighted, as follows:

Percentage of
Performance Metric	Annual Bonus

Revenue	33%
EBITDA	33%
Free Cash Flow	33%

In addition, to assure the commitment of RCN employees and the Named Executive Officers to continued effective performance in a highly competitive market and minimize the risk that any small potential shortfall in performance would create a disincentive to continuing management strategies designed to deliver optimal performance, we modified slightly the payout of bonuses compared to the 2007 Bonus Plan as follows: the 2008 Bonus Plan will provide for the partial payment of bonuses in the event of small shortfalls against our 2008 performance objectives, as opposed to providing for no payment of bonuses at relatively small shortfalls against the Company’s performance metrics.

Equity Compensation.  The Company established the 2005 Stock Plan in June 2005. The 2005 Stock Plan is the primary means by which we provide long-term compensation, and is intended to further the growth and profitability of RCN by increasing incentives and encouraging ownership of shares of Common Stock by RCN’s executives, employees, and Directors. The 2005 Stock Plan is also a primary compensation platform by which RCN can attract and retain key executives and link executive performance to appreciation of RCN’s stock price. In designing equity compensation programs, we believe that the compensation of our senior-most executives — the executives who have the greatest ability to influence our performance — should have substantial performance-based vesting criteria, whereas lower-level executives who execute the initiatives of our senior team should generally have time-based vesting criteria.

Under the terms of the 2005 Stock Plan, the Company can, among other instruments, issue options to purchase Common Stock as well as shares of Common Stock that during their vesting period can not be sold for prescribed periods, which we refer to as restricted stock. We are also able to issue Restricted Stock Units, or RSUs, which are a contractual right to receive compensation in the form of shares of RCN common stock, which appreciate in value as the trading price of RCN common stock increases. The grants of restricted stock made to each of the Named Executive Officers in 2007 are set forth below in the “Grants of Plan Based Awards” table. We believe that the restricted stock grants made to the Named Executive Officers are consistent with our philosophy to provide equity compensation with potential realizable value at or above the average fair value of equity compensation granted at comparable companies. We believe that delivering a substantial compensation to our senior executives based on the Company’s success is the most effective means of aligning the interests of our management and stockholders. In general, grants of stock options and restricted stock under the 2005 Stock Plan are subject to vesting over three years; in those instances however, where the option grant date appreciably lagged the initiation of the qualifying service period, the vesting schedule was adjusted to reflect three year vesting from the commencement of the applicable service period.

For 2008, the Company revised its equity compensation program, which provides for equity compensation to be granted to the Named Executive Officer (and certain other executive officers) annually that will be substantially performance-based: RSUs that vest solely based on the Company’s achievement of financial performance milestones, time-based stock options that accrue value to the employee only in the event of increased shareholder equity value; and time-based RSU’s intended to provide immediate retention value. This program replaces the Company’s prior practice of making multi-year grants to executives and employees, which practice commenced upon the company’s emergence from bankruptcy in 2004.

Other RCN employees received grants of equity compensation that were both performance-based and time-based: stock options accruing value as the value of RCN common stock appreciates and/or RSUs that vest solely based on the passage of time.

The Company determined the value of the 2008 grants of stock options and performance-based RSUs by comparison of the value of equity awards made to executives at our peer-group companies, and generally provides these grants as a function of a multiple of the employee’s base salary. For example, Mr. Aquino’s employment agreement provides that his target annual equity compensation shall be equal to twice the sum of his base salary and bonus. In accordance with this agreement, and based on the subsequent determination that Mr. Aquino’s equity compensation would be constituted of 50% stock options and 50% performance-based RSUs, Mr. Aquino received the grant of his 2008 equity compensation on March 11, 2008, comprised of options to purchase 210,527 shares of RCN common stock at a price of $11.22 per share, time-based RSUs that will be settled for 160,000 shares of RCN common stock, and performance-based RSUs that will be settled for 106,572 shares of RCN common stock, assuming 100% attainment of all 2008 performance targets.

The Compensation Committee determines stock option grants and RSU grants to each of the Named Executive Officers and other executives on an annual basis. In general, we prefer to issue stock options rather than restricted stock or RSUs because stock options convey value only as our Common Stock price appreciates. However, we will issue RSUs, and in certain cases, restricted stock, particularly to our senior executives, when such awards are (a) performance-based, assuring that they are “earned” based on performance, or (b) time-based, thereby providing a meaningful retention benefit for the Company when no other significant retention incentive is in place.

We generally grant equity compensation only during periods where the Company’s window for trading the Common Stock is open pursuant to our Insider Trading Policy (which is formerly entitled “the Company’s Trading Policies and Procedures & Section 16 Reporting and Filing Responsibilities”), other than when the Compensation Committee determines that a grant is necessary in connection with new hires or promotions. Because the Compensation Committee’s schedule is generally determined months in advance of its meetings, the proximity of any awards to earnings announcements or other market events is coincidental.

Other Benefits

The Company also provides benefits to its Named Executive Officers in the form of life insurance and a matching contribution to the Company’s 401(k) plan. The Company provides life insurance benefits in amounts up to two times the Named Executive Officer’s base salary. Furthermore, the Company provides a matching benefit to the Named Executive Officers’ contributions to the Company 401(k) plan equal to 100% of the first three percent of contributions. The company contributions are 100% vested when made.

Severance Payments

With respect to senior management, including Named Executive Officers, the Company provides severance benefits that are competitive in the market as consideration for employees entering into non-competition agreements designed to protect the company for the period of time the company believes appropriate to maintain its competitive position. Upon termination of employment (other than for cause), Mr. Aquino is entitled to severance payments under his employment agreement that includes up to two years of continuation of salary, annual bonus, and health benefits. With respect to other executives, Mr. Sicoli is entitled under his employment letter to a lump sump severance payment upon termination (other than for cause) equal to one year’s annual salary unless RCN adopts a severance policy for Executive Vice Presidents that alters that severance payment. Mr. Sicoli is also entitled to continued health insurance benefits during the severance period. RCN maintains severance guidelines administered by the Compensation Committee that provide for the other Named Executive Officers (for terminations other than for cause) to receive a lump-sum, cash severance payment in the amount of six months of their then applicable base salaries.

Mr. Mooney, upon his separation from RCN in December 2007, received the following benefits: (a) a gross severance payment of $810,000 payable in one lump sum cash payment of $405,000 on June 30, 2008 and six monthly payments, in an amount equal to $67,500, beginning on July 31, 2008, (b) agreement by RCN to pay his annual bonus with respect to the 2007 fiscal year in the amount of $246,780, and (c) accelerated vesting of all then outstanding and unvested shares of restricted stock and options to purchase RCN common stock.

Change of Control

On April 7, 2006, the Company adopted the RCN Corporation Change of Control Severance Plan, or the “Severance Plan”, in which the Named Executive Officers other than Mr. Aquino and Mr. Sicoli are participants. The purposes of the Severance Plan are: (a) to encourage the Named Executive Officers to remain with the Company until any change of control is completed, and (b) to encourage Named Executive Officers to remain with the Company in the event that any such change of control is not consummated.

In general, a “change of control” under the Severance Plan occurs when: (i) any person is or becomes a beneficial owner of 50% or more of RCN’s voting stock, (ii) any merger, consolidation or other similar corporate transaction is consummated or all or substantially all of the assets of RCN are disposed of, in each case subject to certain exceptions, (iii) a majority of the Board consists of individuals other than incumbent Directors (meaning members of the Board on January 1, 2005 or any successor to any such individual if such successor was approved by a majority of the directors who then comprised the incumbent Directors or (iv) RCN adopts any plan of liquidation providing for the distribution of all or substantially all of its assets. In addition, in general, a “qualifying termination” means a termination of employment that entitled a participant to severance benefits provided for under the Severance Plan. In the event that both triggers occur, a participant is entitled to continued payment of base salary for twelve months, a pro rated annual bonus (based on an assumption that the target bonus is achieved), and accelerated vesting of all unvested, outstanding equity compensation. The Severance Plan would supersede the Company’s ordinary severance guidelines described above, such that participants in the Severance Plan would be paid severance benefits under either the Severance Plan or the Company’s ordinary severance guidelines, not both.

Pursuant to their respective employment agreements or letters, each of Mr. Aquino and Mr. Sicoli are entitled to automatic accelerated vesting of all unvested, outstanding equity compensation upon the occurrence of a change of control. In addition, if following a change of control, Mr. Aquino terminates his employment agreements for good reason, he would be entitled to continued payment of base salary and annual bonus for a two-year period at the rates prescribed in his employment agreement. If following the occurrence of a change of control, Mr. Sicoli terminated his agreement for good reason or he were terminated without cause within one year of the occurrence of the change of control, he would be entitled to a lump-sum cash severance payment equal to one year of his then-applicable base salary.

Set forth below are the severance and change of control benefits payable to the Named Executive Officers, assuming that a change of control had occurred on December 31, 2007 at a transaction price of $15.59 per share of Common Stock, the closing price of Common Stock on the Nasdaq on December 31, 2007. The amounts reflected below do not reflect increases in short-term cash compensation and equity awards made to the Named Executive Officers in 2008, other than with respect to Mr. Aquino’s cash compensation for 2008, which was approved prior to December 31, 2007.

			Accelerated
			Equity	Total Equity		Continued
			Compensation	Compensation	Tax-Related	Medical
Executive	Severance ($)		Value(1) ($)	Value(1)(2)	Gross Up(3)	Benefits ($)

Peter D. Aquino(4)	2,400,000	(3)	1,910,921	3,479,268	—	4,551
Michael T. Sicoli(5)	385,000		979,442	1,862,290	—	4,407
John D. Filipowicz(6)	329,000		701,321	857,953	—	3,621
PK Ramani(7)	329,000		701,321	857,953	—	3,621
Benjamin R. Preston(8)	303,750		623,000	623,000	1,994	4,551
James F. Mooney(9)	0		0	4,560,508	0	0

(1)	Based on the difference between stock option exercise price and an assumed transaction price of $15.59 per share, and not giving effect to any applicable Federal, state, or local taxes applicable to such proceeds. In addition, also includes value of dividend of $9.33 per share that is payable upon vesting of previously unvested shares of restricted stock that were outstanding on the dividend date.

(2)	For the portion of any grant of restricted stock that vested prior to December 31, 2007, reflects shares that were repurchased by the Company to provide the grantee with sufficient liquidity to cover any applicable tax liability on the vesting date.

(3)	Represents payments to which executive is entitled pursuant to his employment agreement with the Company. Actual amounts that will pay out and the assumptions used in arriving at such amounts can only be determined at the time of such executive’s termination or change of control and may differ materially from the amounts that would be set forth in the table based on assumptions as of December 31, 2007. Does not include any cost to the executive of non-competition or other restrictive covenants.

(4)	Assuming that Mr. Aquino was terminated without Cause (as defined in his employment agreement with the Company), amounts reflected under “Severance” are equal to two years of salary and bonus, as contemplated by his December 21, 2007 employment agreement. Based on an assumed market price of $15.59, equity held by Mr. Aquino valued at $481,838 vested on January 1, 2008, one day following the assumed change of control date set forth in this table, and an additional $440,400 in value of equity vested on March 14, 2008, the date that the Company was determined to have met its performance objectives for performance-based vesting provisions of Mr. Aquino’s equity compensation grants. In addition, Mr. Aquino possesses options to purchase 282,192 shares of Common Stock that are exercisable at a price of $20.68. No value has been ascribed to those options in this table. The equity value reflected under “Accelerated Equity Compensation Value” and “Total Compensation Value” does not include (a) grant of 160,000 RSUs contemplated by Mr. Aquino’s December 21, 2007 employment agreement, but which was made on March 14, 2008, (b) grant of 106,572 RSUs contemplated by Mr. Aquino’s December 21, 2007 employment agreement, but which was also made on March 14, 2008, and (c) grant of options to purchase 210,527 shares of RCN common stock at an exercise price of $11.22 per share, which grant was contemplated by Mr. Aquino’s December 21, 2007 employment agreement, but which was made on March 14, 2008.

(5)	Amounts reflected under “Severance” do not reflect increases to Mr. Sicoli’s base salary and target bonus for the 2008 fiscal year. The equity value reflected under “Accelerated Equity Compensation Value” and “Total Compensation Value” does not include (a) grant of 40,409 RSUs made on March 14, 2008, and (b) a grant of options to purchase 79,269 shares of RCN common stock at an exercise price of $11.22 per share.

(6)	Amounts reflected under “Severance” do not reflect increases to Mr. Filipowicz’s base salary and target bonus for the 2008 fiscal year. The equity value reflected under “Accelerated Equity Compensation Value” and “Total Compensation Value” does not include (a) grant of 16,652 RSUs made on March 14, 2008, and (b) a grant of options to purchase 32,666 shares of RCN common stock at an exercise price of $11.22 per share.

(7)	Amounts reflected under “Severance” do not reflect increases to Mr. Ramani’s base salary and target bonus for the 2008 fiscal year. The equity value reflected under “Accelerated Equity Compensation Value” and

“Total Compensation Value” does not include (a) grant of 16,652 RSUs made on March 14, 2008, and (b) a grant of options to purchase 32,666 shares of RCN common stock at an exercise price of $11.22 per share.

(8)	Amounts reflected under “Severance” do not reflect increases to Mr. Preston’s base salary and target bonus for the 2008 fiscal year. The equity value reflected under “Accelerated Equity Compensation Value” and “Total Compensation Value” does not include (a) grant of 16,652 RSUs made on March 14, 2008, and (b) a grant of options to purchase 32,666 shares of RCN common stock at an exercise price of $11.22 per share.

(9)	Mr. Mooney retired from RCN effective as of December 21, 2007. All of his outstanding equity compensation became vested and exerciseable on such date.

Tax and Accounting Considerations.

The Compensation Committee periodically reviews our compensation practices for purposes of obtaining the maximum tax deductibility of compensation paid. From time to time, the Compensation Committee has awarded, and may award in the future, compensation that is not fully deductible if it determines that such award is consistent with its overall compensation philosophy and is in the best interests of the company and its shareholders. The Compensation Committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Internal Revenue Code, including by amending existing compensatory arrangements.

The Compensation Committee also takes into account, from time to time as appropriate, the accounting treatment of compensation elements in determining types or levels of compensation for our Named Executive Officers.

Summary Compensation Table

							Change in
							Pension
							Value
						Non-Equity	and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	Other
Name & Principal			Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)	Earnings	($)(4)(5)	Total ($)

Peter D. Aquino	2007	540,000	246,780	1,597,823	1,491,363	—	—	11,254	3,887,220
President & Chief Executive Officer	2006	540,000	330,480	1,866,583	1,797,194			7,050	4,541,307
Michael T. Sicoli	2007	275,000	110,540	748,442	662,726	—	—	18,841	1,815,549
Executive Vice President and Chief Financial Officer	2006	250,000	134,460	741,420	688,604			9,070	1,823,734
John D. Filipowicz	2007	225,000	87,254	186,555	332,963	—	—	13,474	845,246
President, Retail Markets	2006	205,000	88,554	—	355,072	—	—	8,650	657,276
PK Ramani	2007	225,000	87,254	186,555	332,963	—	—	9,490	841,262
Senior Vice President Chief Services Officer	2006	205,000	85,741	—	355,072			9,051	654,864
Benjamin R. Preston	2007	220,865	80,655	186,555	292,512	—	—	9,070	789,657
Senior Vice President General Counsel & Secretary	2006	150,000	70,627	—	264,137	—	—	1,746	486,510
James F. Mooney	2007	540,000	246,780	2,568,395	2,022,066	—	—	846,005	6,193,246
Former Executive Chairman	2006	540,000	330,480	2,266,269	2,246,490	—	—	9,490	5,392,729

(1)	Bonus reflects payments made in March 2008 under the RCN 2007 Short Term Incentive Plan for 2007 performance.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted to each of the Named

Executive Officers in 2007 as well as stock awards made in prior fiscal years, in accordance with Statement of Financial Accounting Standards 123R, Share-Based Payment (SFAS 123R) based on the assumptions set forth in Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007, which was filed with the SEC on March 11, 2008, as subsequently amended on March 26, 2008. The amounts shown exclude the impact of estimated forfeitures related to service vesting conditions and do not include an additional expense recognized by the Company as a result of the modification of employee stock option approved by the Company in connection with the special dividend of $9.33 paid in June 2007. Fair values in this column were calculated using the Common Stock closing price on the date of grant and multiplying it by the number of shares subject to the grant. See the “Grants of Plan Based Awards” for information on awards made in 2007. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value recognized by the Named Executive Officers.

(3)	This column represents the dollar amount recognized for financial statement purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the Named Executive Officers in 2007 as well as prior fiscal years, in accordance with SFAS 123R, based on the assumptions set forth in Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007 which was filed with the SEC on March 11, 2008, and subsequently amended on March 26, 2008. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. The amounts were calculated using the Black-Sholes and Lattice pricing models, based upon the following assumptions (and depending upon the date of grant): an expected volatility of approximately 53%; an expected term of exercise of between 3.96 and 4.41 years; an interest rate of approximately 4.31%; and no dividend yield. For information on the valuation assumptions with respect to the grants made prior to 2007, refer to the footnotes to our financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007. See the “Grants of Plan Based Awards” table for information on options granted in 2006. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the Named Executive Officers.

(4)	Amounts in 2007 comprised of (a) RCN employer match of employee contributions to 401(k) plan, (b) employee life insurance premiums, and (c) value of travel-related expenses paid for by RCN in connection with an internal sales recognition event, including applicable tax gross-ups, as follows:

		Life
	401(k)	Insurance	Travel-
	Match	Premiums	Related	Total
	($)	($)	($)	($)

Peter D. Aquino	6,750	450	4,054	11,254
Michael T. Sicoli	8,800	270	9,771	18,841
John D. Filipowicz	8,800	450	4,224	13,474
PK Ramani	8,800	270	—	9,490
Benjamin R. Preston	8,800	690	—	9,070
James F. Mooney	—	716	—	716

(5)	Included under “All Other Compensation” for Mr. Mooney is the payment of the dividend declared by RCN in June 2007 that was paid to Mr. Mooney with respect to shares that were vested in 2007, in the aggregate amount of $845,289.

Grants of Plan-based Awards Table(1)

					Grant Date
					Fair Value of
		Estimated Future Payouts Under			Stock and
		Equity Incentive Plan Awards(2)			Option
Name	Grant Date	Threshold	Target	Maximum	Awards ($)

John Filipowicz(3)	2/28/2007	12,500	25,000	25,000	683,750
PK Ramani(3)	2/28/2007	12,500	25,000	25,000	683,750
Benjamin R. Preston(3)	2/28/2007	12,500	25,000	25,000	683,750

(1)	This table does not reflect the employment agreement entered into by the Company and Mr. Aquino on December 21, 2007 in which the Company agreed to make grants of equity compensation to Mr. Aquino comprised of (a) a grant of 160,000 RSUs, and (b) a grant of comprised of both options to purchase RCN common stock and RSUs valued in the aggregate at twice Mr. Aquino annual base salary and target bonus, or $2.4 million. The Board determined that such grants were to be made when grants of equity compensation were made to the Company’s employees as a whole. The authorized grants were subsequently made on March 14, 2008, the date that the Company’s insider trading window opened following the announcement of its 2007 financial results.

(2)	The grants to Messrs. Filipowicz, Ramani, and Preston each consist of a grant of 25,000 restricted shares of RCN common stock that vests 50% based on the passage of time, and 50% based on the same financial and performance objectives approved by the Board. As a result, 12,500 total shares of each grant to Messrs. Filipowicz, Ramani, and Preston will vest three years following the date of grant even if the financial and performance objectives set by the Board are not met. In addition, Messrs. Filipowicz, Ramani, and Preston are not entitled to any additional shares of RCN common stock if such financial and performance objectives are exceeded.

(3)	Amounts reflected under “Grant Date Fair Value of Stock and Option Awards” for the grants to Messrs. Filipowicz, Ramani, and Preston represents the value of the award based on the closing price of RCN common stock on the date of grant, which was $27.35 per share, which price does not reflect the adjustment in stock price that occurred in June 2007 due to the declaration of a dividend by RCN of $9.33 per share. Each share included within the restricted stock awards made to Messrs. Filipowicz, Ramani, and Preston is entitled upon vesting to the payment of a dividend equal to $9.33.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards	Payout
			Awards:					Number of	Value of
	Number of	Number of	Number of				Market	Unearned	Unearned
	Securities	Securities	Securities			Number of	Value of	Shares,	Shares,
	Underlying	Underlying	Underlying			Shares or	Shares or	Units, or	Units, or
	Unexercised	Unexercised	Unexercised			Units of	Units of	Other	Other
	Options	Options	Unearned	Option	Option	Stock That	Stock that	Rights that	Rights That
	Exerciseable	Unexerciseable	Options	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	(#)	(#)	(#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Peter D. Aquino	188,128	47,032	47,032	20.68	12/31/2011	30,907	481,840	30,907	481,840
	173,616	43,405	43,405	13.79	12/31/2011	6,667	103,938	—	—
	14,508	3,629	3,629	13.79	12/31/2011	—	—	—	—
Michael T. Sicoli	137,660	34,417	34,417	13.79	5/23/2012	12,500	194,875	12,500	194,875
	14,508	3,629	3,629	13.79	5/23/2012	1,071	16,697	1,071	16,697
						6,667	103,938	—	—
John D. Filipowicz	66,648	33,324	—	13.79	5/23/2012	12,500	194,875	12,500	194,875
	14,510	7,256	—	13.79	5/23/2012
	8,114	4,059	—	14.29	5/23/2012
PK Ramani	66,648	33,324	—	13.79	5/23/2012	12,500	194,875	12,500	194,875
	14,510	7,256	—	13.79	5/23/2012
	8,114	4,059	—	14.29	5/23/2012
Benjamin R. Preston	40,580	81,159	—	16.63	3/27/2013	12,500	194,875	12,500	194,875
James F. Mooney	352,740	—	—	20.68	5/23/2012	—	—	—	—
	330,973	—	—	13.79	5/23/2012	—	—	—	—
	21,766	—	—	13.79	5/23/2012	—	—	—	—

As of December 31, 2007, an aggregate of 437,482 shares of restricted stock were outstanding having an aggregate value of approximately $6.8 million (based on a December 31, 2007 closing price of $15.59). With respect to an aggregate of 185,441 shares of restricted stock were granted to Mr. Aquino on July 19, 2005 under applicable accounting rules, one-sixth of such shares vested on each of January 1, 2006, January 1, 2007, and January 1, 2008. In addition, one sixth of such shares vested on each of March 1, 2006 and March 15, 2007, and approximately 91% of the remaining one sixth of such shares vested on March 3, 2008, based on the achievement of certain operational and financial performance objectives set by the Compensation Committee for 2005, 2006, and 2007 results. With respect to an aggregate of 75,000 shares of restricted stock held by Mr. Sicoli that were granted on July 19, 2005 under applicable accounting rules, as well as an additional 6,422 shares of restricted stock granted on November 28, 2005, one-sixth of such shares vested on May 24, 2006 and May 24, 2007, and an additional one-sixth of such shares will vest on May 24, 2008. In addition, one sixth of such shares vested on each of March 1, 2006 and March 15, 2007, based on the achievement of certain operational and financial performance objectives during 2005 and 2006, respectively, and approximately 91% of the remaining one-sixth of such shares also vested on March 3, 2008, based the Company’s achievement of certain operational and financial performance objectives in 2007. In each case above, dividends payable with respect to such shares of restricted stock, including the dividend of $9.33 per share declared by the Company in June 2007, are held by the Company for the benefit of the executives until such time as such executives have vested in any shares of restricted stock with respect to which such dividends were paid.

The Board also approved Mr. Aquino’s compensation on December 21, 2007, but deferred the grant of the equity compensation committed by the Company thereunder until after the Company announced its 2007 financial results in March 2008. The Company was contractually obligated to issue the specified equity compensation to Mr. Aquino in accordance with his employment agreement as of December 21, 2007, however, such equity compensation is not reflected in the “Outstanding Equity Awards at Year-End Table” as if granted in 2007 because Mr. Aquino’s grants were not actually made until March 14, 2008. Each of the other Named Executive Officers also received additional equity compensation grants in March 2008 not reflected on the table above.

Messrs. Filipowicz, Ramani, and Preston also each received a granted of 25,000 shares of restricted RCN common stock on February 28, 2007. One sixth of such shares vested on March 17, 2008, and an additional one sixth of such shares will vest on March 17, 2009 and March 17, 2010. In addition, approximately 91% of one sixth of such shares vested on March 3, 2008, based on the Company’s achievement of operational and financial performance objectives set by the Board for 2007, and up to an additional one sixth of such shares will vest in 2009 and 2010 based on the Company’s achievement of operational and financial performance objectives set by the Board for 2008 and 2009, respectively.

The options awarded to the Named Executive Officers have a similar vesting schedule. With respect to the options awarded to Mr. Aquino that were granted on July 19, 2005, one-sixth of such options vested on each of January 1, 2006, January 1, 2007, and January 1, 2008. In addition, one sixth of such options vested on each of March 1, 2006 and March 15, 2007, and approximately 91% of the remaining one sixth of such options vested on March 3, 2008, based on the achievement of certain operational and financial performance objectives set by the Board for 2005, 2006, and 2007 results. With respect to the stock options awarded to Mr. Sicoli, one-sixth of such options vested on each of May 24, 2006 and May 24, 2007, and an additional one-sixth of such options shall vest on May 24, 2008. In addition, one sixth of such options vested on each of March 1, 2006 and March 15, 2007, based on the achievement of certain operational and financial performance objectives during 2005 and 2006, respectively, and approximately 91% of the remaining one-sixth of such options vested on March 3, 2008, based on the Company’s achievement of certain operational and financial performance objectives in 2007. With respect to the stock grants awarded to Messrs. Filipowicz and Ramani, one-third of their respective options vested on May 24, 2006 and May 24, 2007, with the final one-third vesting to occur on May 24, 2008. With respect to Mr. Preston, one-third of his options vested on March 28, 2007 and March 28, 2008, with the final one-third vesting to occur on March 28, 2009.

Option Exercises And Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Peter D. Aquino	0	0	30,907	931,846
			30,907	848,706
			3,333	88,058
Michael T. Sicoli	0	0	12,500	343,250
			12,500	340,125
			1,070	29,382
			1,070	29,115
			3,333	88,058
John D. Filipowicz	0	0	0	0
PK Ramani	0	0	0	0
Benjamin R. Preston	0	0	0	0
James F. Mooney	0	0	38,634	1,164,815
			38,634	1,060,890
			77,265	1,226,968
			6,666	176,116
			13,334	209,477

Pension Benefits and Nonqualified Deferred Compensation

The Company does not offer any pension benefits other than the 401(k) plan benefits described above. In addition, the Company does not offer any nonqualified deferred compensation benefits. Therefore, these tables are omitted.

Executive Officers’ Employment Agreements

Below is a summary of the employment agreements entered into with Messrs. Aquino and Sicoli.

Employment Agreement with Peter D. Aquino.  The Company entered into a new employment agreement with Mr. Aquino on December 21, 2007. The initial term of the employment agreement expires on December 21, 2010, with one-year annual extensions, unless either party provides the other party with 90 days prior written notice of its intention not to extend the employment term. The employment Agreement provides for a base salary of $600,000 per year, subject to annual review for increase by the Compensation Committee and Board of Directors, and an annual performance-based cash bonus of 100% of base salary, payable upon achievement of goals established by the Committee. We believe that this base cash compensation for Mr. Aquino is consistent with the Company’s compensation philosophy to compensate our executives at or below the short term cash compensation offered to Chief Executive Officers at our peer group companies.

Upon execution of the employment agreement, the Company authorized the grant to Mr. Aquino of an award of restricted stock units with respect to 160,000 shares of common stock, par value $0.01 per share, of RCN under the terms of the Company’s 2005 Stock Compensation Plan. One-third of the shares subject to this initial award shall vest and become payable on each of first three anniversaries of the effective date of the employment agreement. Mr. Aquino shall also be eligible for discretionary annual awards of equity incentives under the Stock Plan in 2008 and in future calendar years, as determined by the Committee in its discretion. The employment agreement provides that these annual awards, if any, (a) shall be determined with reference to a targeted value of two times Mr. Aquino’s base salary plus 100% of his target bonus, (b) shall be allocated as not less than 25% restricted stock units with performance vesting and not more than 75% as stock options, (c) would become vested over a period not to exceed 36 months and (d) if stock options, the exercise price shall equal the fair market value of RCN’s common stock on date of the grant.

The Employment Agreement also provides that, in general, the Initial RSU Award and any Annual Awards shall be (a) subject to forfeiture until vested as provided in the Employment Agreement, (b) non-transferable except for permitted transfers as approved by the Committee pursuant to the terms of the Stock Plan, (c) fully vested and, in the case of stock options, exercisable upon a Change in Control (as defined in the Stock Plan), with respect to the unvested portion of the Initial RSU Award and any Annual Awards then held by Mr. Aquino, fully vested and, in the case of stock options, exercisable.

The Employment Agreement provides that Mr. Aquino’s employment with the Company and the employment term shall terminate upon the earliest to occur of (a) Mr. Aquino’s death, (b) the termination of Mr. Aquino’s employment by the Company by reason of Mr. Aquino’s disability, (c) the termination of Mr. Aquino’s employment by the Company for Cause (as defined in the Employment Agreement) or without Cause, (d) the termination of Mr. Aquino’s employment by Mr. Aquino without Good Reason (as defined in the Employment Agreement) upon 60 days written notice or for Good Reason in accordance with the Employment Agreement and (e) the expiration of Mr. Aquino’s employment term.

The Employment Agreement provides that upon any termination of Mr. Aquino’s employment, he shall be entitled to payment of any earned but unpaid portion of the Base Salary, bonus, benefits and unreimbursed business expenses, in each case with respect to the period ending on the date of termination. In addition to the payments and benefits in the preceding sentence, if Mr. Aquino’s employment is terminated (x) by the Company without Cause (other than due to death or disability) or (y) by Mr. Aquino for Good Reason, or (z) by Mr. Aquino immediately after the expiration of the initial three-year employment term due to the Company’s provision of a Non-Renewal Notice (as defined in the Employment Agreement), then: (i) the Company shall pay Mr. Aquino the Severance Payments (as defined below) in equal monthly installments beginning with the month following the month in which the date of termination occurs for the duration of the applicable Severance Period (as defined below), (ii) the Company shall provide Mr. Aquino with continued medical coverage at active-employee rates for the duration of the applicable Severance Period or, if earlier, until Mr. Aquino receives subsequent employer-provided coverage and (iii) Mr. Aquino shall vest as of the date of termination in the portion of the equity awards that would otherwise have become vested during the applicable Severance Period, with the vested portion of any stock options remaining exercisable for the shorter of the one-year period following Mr. Aquino ’s date of termination and the remainder of the original term. For these purposes, the following terms have the following definitions:

•	“Severance Payments” shall be an amount equal to 1/12 the sum of the Base Salary and 100% Target Bonus, in each case as in effect on Mr. Aquino’s date of termination.

•	“Severance Period” shall be a number of months that for purposes of clauses (x) and (y) above shall be 24 months and that for purposes of clause (z) above shall be 12 months.

•	“Equity Awards” shall be the portion of the Initial RSU Award, the Annual Awards, if any, and any prior awards.

Payment of the Severance Payments and other benefits are conditioned upon Mr. Aquino’s execution and delivery of an irrevocable general release in form satisfactory to the Company and Mr. Aquino. The Employment Agreement also contains confidentiality, non-compete, non-solicit and non-disparagement clauses restricting certain activities of Mr. Aquino during and for certain specified periods following his employment term. The Aquino Employment Agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

Employment letter with Michael Sicoli.  On May 12, 2005, the Company entered into a letter of employment with Mr. Sicoli (“Sicoli Employment Letter”). Pursuant to the terms of the Sicoli Employment Letter, Mr. Sicoli is entitled to an annual base salary of $225,000 a year, participation in the RCN Short Term Performance Incentive Plan (with a target bonus of 40%), an equity award grant and standard health and welfare benefits. In addition, if Mr. Sicoli’s employment is terminated, he is entitled to continuation of his Base Salary for twelve (12) months and certain other health and welfare benefits. The Sicoli Employment Letter contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

Director Compensation

On May 24, 2005, the Board of Directors adopted a compensation policy for directors that remained in effect through the end of 2007. Under this policy, each non-employee director is paid an annual cash retainer of $60,000. RCN’s Board of Directors may award meeting fees if the number of meetings becomes excessive. The Chairman of the Audit Committee receives an additional annual fee of $15,000 and each member of the Audit Committee receives an additional annual fee of $10,000. The Chairman of each other committee of RCN’s Board of Directors receives an additional annual fee of $10,000 and each member of each other committee of RCN’s Board of Directors receives an additional annual fee of $5,000. All such amounts are payable in advance in equal quarterly installments.

Under the policy, each non-employee director of RCN received a grant of 30,000 shares of restricted stock on July 19, 2005. In addition, each non-employee director received an additional grant of 10,000 shares of restricted stock on May 25, 2006. Each award vests ratably over a three-year period. One third of the July 2005 grants vested on each of January 1, 2006, January 1, 2007, and January 1, 2008, and one third of the May 2006 grant vested on January 1, 2007 and January 1, 2008, with the remaining shares scheduled to vest on January 1, 2009. Unvested shares are subject to earlier vesting should any such member of the Board of Directors not be re-elected to the Board of Directors at any applicable annual meeting of RCN stockholders. Dividends would be payable to the non-employee directors who are holders of the outstanding shares of restricted stock ratably with holders of all outstanding Common Stock.

In November 2007, the Board of Directors adopted revised director compensation guidelines for 2008. Under this revised compensation program, the members and Chairman of the Compensation Committee will receive higher participation fees, with each member receiving an annual fee of $10,000 and the Chairman receiving $15,000. With the vesting of the 2005 stock grants complete, and only 3,333 shares of restricted stock remaining unvested for each non-employee director, the Board adopted an annual equity compensation program for non-employee members of the Board, consisting of a grant of 10,000 RSUs that is scheduled to vest on January 1, 2009. Several members of the Board elected to defer settlement of these RSUs until their service on the Board concludes. The Board anticipates that another, similar grant of RSUs will be made in 2009 with respect to 2009 Board service. Finally, Mr. Katzenstein, as the newly-appointed Non-Executive Chairman, shall be entitled to additional annual compensation of $75,000, 50% of which shall be paid in RSUs, 50% of which shall be paid in incremental retainer fees.

Under the Company’s Corporate Governance Guidelines, which are available on our website, members of the Board of Directors, including Mr. Aquino, are strongly encouraged to have meaningful equity ownership in the Company. In general, it is expected that each member of the Board of Directors will own significant shares of Common Stock while serving as a member of the Board. Each non-management member of the Board of Directors is therefore restricted from selling more than 50% of the after-tax net shares of restricted stock granted to such director while in office. In 2008, the Company adopted a guideline encouraging senior executives to retain at least 50% of their vested equity compensation or $100,000 in investment in the Company.

RCN’s Board of Directors may adjust compensation to current and future non-employee Directors as appropriate based on market conditions. The fees and stock awards for 2007 are summarized below.

		Fees Earned
		or Paid in
		Cash	Stock Awards	Total
Name	Year	($)	($)(1)(2)	($)

Benjamin Duster	2007	75,000	328,182	403,182
Lee Hillman	2007	75,000	328,182	403,182
Michael Katzenstein	2007	85,000	328,182	413,182
Theodore Schell	2007	80,000	328,182	408,182
Daniel Tseung	2007	75,000	328,182	403,182

(1)	This column represents the dollar value recognized for financial reporting purposes with respect to the 2007 fiscal year for the fair value of 10,000 shares of restricted stock granted to each non-employee director as an equity award in 2006 vesting ratably over a three year period. Fair values in this column have been determined under SFAS 123R. This amount also includes the SFAS 123R expense value of the 30,000 shares of restricted stock granted to each non-employee director in 2005 which also vested one-third in 2007.

(2)	Does not include an aggregate of approximately $185,000 of additional compensation due and owing to Messrs. Duster, Schell, and Katzenstein in connection with their service on a special committee of the Board that met during 2007, which the Company anticipates paying through the issuance of RSUs in May 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of RCN (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Theodore H. Schell, Chairman
Michael E. Katzenstein
Daniel Tseung

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2007 was comprised of Messrs. Schell (Chairman), Katzenstein and Tseung. None of these directors has ever served as an officer or employee of RCN or any of its subsidiaries, nor does any such Director have any relationship required to be disclosed pursuant to Item 407(e)(4)) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of RCN (the “Audit Committee”), pursuant to its Charter adopted by the Board of Directors of RCN on April 7, 2005, oversees RCN’s financial reporting process on behalf of the Board of Directors. The Audit Committee consisted in 2007 of three directors who each individually meet the independence criteria prescribed by the applicable SEC rules and regulations and Nasdaq Rule 4200(a)(15). Mr. Duster is designated by the Board of Directors as the “audit committee financial expert” as defined under applicable SEC rules and regulations.

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2007; discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and, received from the independent accountants written disclosures and the letter regarding their independence required by Independence Standards Board Standard No. 1, as currently in effect, and discussed with the independent accountants their independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Benjamin C. Duster, IV, Chairman
Michael E. Katzenstein
Theodore H. Schell

Audit Committee Pre-approval Policies and Procedures.

The Audit Committee has adopted a policy requiring the pre-approval of all audit and permissible non-audit services provided by RCN’s independent registered public accountants. Under the policy, the Audit Committee is to pre-approve any recurring audit and audit-related services to be provided. The Audit Committee also may generally pre-approve, up to a specified maximum amount, any non-recurring audit and audit related services for the following fiscal year. All pre-approved matters must be detailed as to the particular services or category of services to be provided, whether recurring or non-recurring, and reported to the Audit Committee at its next scheduled meeting. Permissible non-audit services are to be pre-approved on a case-by-case basis. The Audit Committee may delegate its pre-approval authority to any of its members, provided that such member reports all pre-approval decisions to the Audit Committee at its next scheduled meeting. RCN’s independent registered public accountants and members of management are required to report periodically to the Audit Committee the extent of all services provided in accordance with the pre-approval policy, including the amount of fees attributable to such services. In 2006, no non-audit services were provided by RCN’s independent registered public accountant.

Principal Accountant’s Fees and Services

The following is a summary of the fees incurred by RCN from Friedman LLP for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006.

Fee Category	2007	2006
	(In thousands of dollars)

Audit Fees	$671	$720
Audit-Related Fees(1)	28	28
Tax Fees	—	—
All Other Fees(2)	57	5

Total Fees	$755	$752

(1)	Audit-Related Fees for the years ended December 31, 2007 and December 31, 2006 reflect fees paid for audits of RCN’s employee benefit plan.

(2)	All Other Fees for the year ended December 31, 2007 included fees paid in connection with (i) the review and issuance of warrants, and the registration of such warrants and the shares of RCN common stock issuable upon exercise thereof on the Registration Statement No. 333-144794, (ii) the declaration of a special dividend by RCN in May 2007, (iii) due diligence services, and (iv) the audit of certain RCN franchise agreements. All Other Fees for the year ended December 31, 2006 included fees paid in connection the audit of certain RCN franchise agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires Directors, executive officers, and holders of more than 10% of the Common Stock to file with the SEC the Nasdaq initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of RCN. To the knowledge of RCN and based solely on a review of Forms 3 and 4 and amendments thereto furnished to RCN during 2006, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2007, except that the following individuals filed late Form 4s, “Statement of Changes in Beneficial Ownership”: Peter Aquino (two late Form 4 filings each reporting one transaction), James F. Mooney (three late Form 4 filings each reporting one transaction), Michael E. Katzenstein (one late Form 4 reporting one transaction), Daniel Tseung (one late Form 4 reporting one transaction), Lee S. Hillman (one late Form 4 reporting one transaction), Benjamin Duster (one late Form 4 reporting one transaction), Theodore H. Schell (one late Form 4 reporting one transaction), and Michael T. Sicoli (one late Form 4 filing reporting one transaction).

OTHER INFORMATION

Solicitation of Proxies

RCN will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Mellon Investor Services, RCN’s stock transfer agent, will assist RCN in soliciting proxies at an approximate cost of $3,000 plus reasonable expenses. In addition, Directors, officers, and other employees of the Company also may solicit proxies, without additional compensation. Any solicitations may be made personally or by e-mail, facsimile, telephone, messenger, or via the Internet. RCN will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Financial Information/Annual Report

You may obtain a copy of RCN’s Annual Report on Form 10-K for the year ending December 31, 2007, including the financial statements, schedules and exhibits, without charge by sending a written request to RCN

Corporation, 196 Van Buren Street, Herndon, Virginia 20170, Attn: Investor Relations, e-mail: ir@rcn.com. The Annual Report on Form 10-K is also available at www.rcn.com.

No Incorporation By Reference

In RCN’s filings with the SEC, information is sometimes “incorporated by reference.” This means that RCN is referring you to information that has previously been filed by it with the SEC, so the information should be considered as part of the applicable filing. Based on SEC regulations, the “Compensation Committee Report” and the “Report of the Audit Committee” are specifically not incorporated by reference into any other filings with the SEC. This Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals

RCN’s Board of Directors will provide for the presentation of your proposals at the 2008 Annual Meeting, provided that such proposals are submitted by eligible stockholders who have complied with the relevant SEC regulations regarding stockholder proposals, and our Bylaws, a copy of which are available upon written request addressed to the Secretary of RCN at RCN’s principal executive offices located at 196 Van Buren Street, Herndon, Virginia 20170. To be included in our Proxy Statement for the 2009 Annual Meeting, stockholder proposals must be received at our principal executive office no later than December 30, 2008. In addition RCN’s Bylaws provide for the timing and content of notice which stockholders must provide to RCN’s corporate secretary for proposals to be properly presented at a stockholder meeting. Pursuant to these provisions, notice of a proposal must be received by RCN not less than 60 days and no more than 90 days prior to the meeting, provided, however, that in the event of less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice must be received by the tenth day following the day on which such notice of the date of the meeting or such public disclosure was given or made, whichever occurs first.

By order of the Board of Directors.

/s/  Benjamin R. Preston

Name:	Benjamin R. Preston
Title:	Secretary

Dated: April 25, 2008

2008 Annual Meeting Proxy Card
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RCN CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2008
The undersigned stockholder of RCN Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of RCN Corporation to be held at the offices of Milbank, Tweed, Hadley & McCloy, LLP, One Chase Manhattan Plaza, New York, New York on Tuesday, June 3, 2008 at 10:00 a.m. local time, and hereby appoints Peter D. Aquino and Michael T. Sicoli, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the RCN Corporation Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
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Access your RCN Corporation shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for RCN Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Establish/change your PIN
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THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

B. Issues
		FOR	WITHHOLD
A.	Election of Directors	☐	☐
1.	The Board of Directors recommends a vote FOR the listed nominees.

	01 – Peter D. Aquino 02 – Benjamin C. Duster, IV 03 – Lee S. Hillman	04 – Michael E. Katzenstein 05 – Theodore H. Schell 06 – Daniel Tseung

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write the nominee name(s) in the space provided below.

The Board of Directors recommends a vote FOR Proposal 2.

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Friedman LLP as independent registered public accountants of RCN for the fiscal year ending December 31, 2008.	☐	☐	☐

To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Signature	Signature	Date

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

▲ FOLD AND DETACH HERE ▲
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